                      U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                       FORM 3

              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935
               or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person:

     Frederick C. McGee
     4786 Sun Valley Rd.
     Del Mar, CA 92014

2.   Date of Event Requiring Statement: (Month/Day/Year):  March 10, 2000
                                                         ---------------------

3.   IRS Identification Number of Reporting Person, if an Entity
     (Voluntary):
                 ------------

4.   Issuer Name and Ticker or Trading Symbol:   TeraGlobal Communications Corp.
                                                              TGCC
                                               ---------------------------------

5.   Relationship of Reporting Person to Issuer (Check all applicable):

            Director                              10% Owner
     -------                                 -----

        X   Officer (give title below)            Other (Specify below)
     -------                                 -----
            Chief Financial Officer

6.   If Amendment, Date of Original (Month/Day/Year):
                                                     ----

7.   Individual or Joint/Group Filing (Check applicable line):

        X  Form filed by one reporting person
     -----

           Form filed by more than one reporting person
     -----

              TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


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 1.   Title of Security (Instr. 4)     2.   Amount of                  3.   Ownership              4.   Name of Indirect
                                       Securities Beneficially         Form: Direct                Beneficial Ownership (Instr. 5)
                                                                       (D) or Indirect (I)
                                                                       (Instr. 5)
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None
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               TABLE II:   DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
               CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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1.   Title of          2.  Date Exercisable and   3.  Title and Amount of         4.  Conversion or  5.  Ownership   6.  Nature of
Derivative Security    Expiration Date            Securities Underlying           Exercise Price of  Form of         Indirect
(Instr. 4)             (Month/Day/Year)           Derivative Security (Instr. 4)  Derivative         Derivative      Beneficial
                                                                                  Security           Security:       Ownership
                                                                                                     Direct (D) or   (Instr. 5)
                                                                                                     Indirect (I)
                                                                                                     (Instr. 5)
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                       Date         Expiration    Title                Amount or
                       Exercisable  Date                               Number of
                                                                       Shares
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Options to Purchase      *          1/10/10       Common Stock         150,000     $7.13                 D             N/A
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* Vesting Schedule is as follows:


         Number of Shares                 Vesting Date
         ----------------                 ------------
              15,000                     April 19, 2000
              15,000                     July 10, 2000
              15,000                     January 10, 2001
              15,000                     July 10, 2001
              15,000                     January 10, 2002
              15,000                     July 10, 2002
              15,000                     January 10, 2003
              15,000                     July 10, 2003
              15,000                     January 10, 2004
              15,000                     July 10, 2004


     Explanation of Responses:



     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78f(a).



                            /s/ FREDERICK C. MCGEE            March  , 2000
                            -----------------------------     -----------------
                            Signature of Reporting Person     Date



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

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